Exhibit 11.2

BAIDU, INC.

STATEMENT OF POLICIES

GOVERNING MATERIAL, NON-PUBLIC INFORMATION AND

THE PREVENTION OF INSIDER TRADING

(amended and restated effective August 5, 2021)

This Statement of Policies Governing Material, Non-Public Information and the Prevention of Insider Trading (this “Statement”) of Baidu, Inc. (“Baidu” or the “Company”) consists of three sections: Section I provides an overview; Section II sets forth Baidu’s policies prohibiting insider trading; and Section III explains insider trading.

I.

SUMMARY

Baidu’s American Depositary Shares (the “ADSs”) representing its class A ordinary shares (the “Ordinary Shares”) are currently trading on the Nasdaq Stock Market, and Baidu’s Ordinary Shares are currently trading on the Main Board of The Hong Kong Stock Exchange Limited (the “Hong Kong Stock Exchange”). Preventing insider trading is necessary to comply with United States securities law and to preserve the reputation and integrity of Baidu as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

Baidu considers strict compliance with the policies (the “Policy”) set forth in this Statement to be a matter of utmost importance. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and Baidu. Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate dismissal from Baidu. Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be three times the profit realized by the violator, as well as the attorney’s fees of the persons injured.

This Statement applies to all officers, directors, employees and consultants of Baidu and its subsidiaries and their respective affiliates (each, an “Insider”) and extends to all activities within and outside an individual’s duties at Baidu. Every director, officer, employee and consultant must review this Statement, and execute and return the Certification of Compliance attached hereto to Victor Liang within 7 days after you receive this Statement.

Questions regarding the Statement should be directed to Victor Liang (the “Compliance Officer”) at 86-10-59927432 (phone) or Legal@baidu.com.

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II.

POLICIES PROHIBITING INSIDER TRADING

Insider trading is strictly prohibited, and all Insiders must comply with the policies set forth below.

A. No Trading - No Insider shall purchase or sell any type of security while in possession of material, non-public information relating to Baidu, its ADSs, Ordinary Shares or other securities (the “Material Information”).

In the event that the Material Information possessed by you relates to the ADSs, Ordinary Shares or other Company securities, the above policy will require waiting for at least twenty-four (24) hours after public disclosure of the Material Information by the Company, which twenty-four (24) hours shall include in all events at least one full Trading Day on the Nasdaq Stock Market following such public disclosure. The term “Trading Day” is defined as a day on which the Nasdaq Stock Market is open for trading. Nasdaq’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no Insider shall purchase or sell any Company security, without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period,” regardless of whether such Insider possesses any Material Information. The Compliance Officer may declare limited trading periods at the times that he deems appropriate, and need not provide any reason for making a declaration.

Furthermore, all transactions in Company securities (including without limitation, acquisitions and dispositions of the ADSs or Ordinary Shares and the sale of Ordinary Shares issued upon exercise of stock options, but excluding the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities) by officers, directors and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

Please see Section III below for an explanation of the Material Information.

B. Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no Insider shall purchase or sell any security of Baidu other than during the “Trading Window” as follows: the period in any fiscal quarter of Baidu commencing at the close of business on the first Trading Day following the date of Baidu’s public disclosure of its financial results for the prior year or quarter, as applicable, and ending on January 1, April 1, July 1 and October 1.

In other words,

(1) beginning on January 1 of each year, no Insider shall purchase or sell any security of Baidu until the close of business on the first Trading Day following the date of Baidu’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year, and

(2) beginning on April 1, July 1 and October 1 of each year, respectively, no Insider shall purchase or sell any security of Baidu until the close of business on the first Trading Day following the date of Baidu’s public disclosure of its financial results for the prior fiscal quarter ended on March 31, June 30 and September 30 of that year, respectively.

If Baidu’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the Nasdaq Stock Market closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in Company securities during the Trading Window is not a “safe harbor,” and all Insiders should strictly comply with all the policies set forth in this Statement.

When in doubt, do not trade! Check with the Compliance Officer first.

The Compliance Officer, in deciding whether to grant approval, may consider the affirmative defenses contained in Rule 10b5-1.

C. No Tipping - No Insider shall directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”) while in possession of such Material Information.

D. Confidentiality - No Insider shall communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

E. No Comment - No Insider shall discuss any internal matters or developments of Baidu with anyone outside of Baidu, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about Baidu or its securities by the financial press, investment analysts or others, or any requests for comments or interviews, you should decline comment and direct the inquiry or request to the Compliance Officer.

F. Corrective Action - If any potentially Material Information is inadvertently disclosed, any Insider should notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

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III.

EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only ADSs trading on the Nasdaq Stock Market, Ordinary Shares trading on the Hong Kong Stock Exchange, stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:

•	Trading by insiders while in possession of material, non-public information;

•

Trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or

•	Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the following:

(i)

the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement;

(ii)

the sale of Ordinary Shares or ADSs by the Company to cover tax withholding obligations incurred upon the exercise of options held by employees and/or vesting of restricted stock awards or restricted stock units held by employees when vesting occurs on a pre-determined date; or

(iii)	the transactions pursuant to an effective, good faith “trading plan” as defined in Paragraph F below.

A.	WHAT FACTS ARE MATERIAL?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

•	dividends;

•	corporate earnings or earnings forecasts;

•	changes in financial condition or asset value;

•	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

•	significant new contracts or the loss of a significant contract;

•	significant new products or services;

•	significant marketing plans or changes in such plans;

•	capital investment plans or changes in such plans;

•	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its affiliated companies, officers or directors;

•	significant borrowings or financings;

•	defaults on borrowings;

•	new equity or debt offerings;

•	significant personnel changes;

•	changes in accounting methods and write-offs; and

•	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

B.	WHAT IS NON-PUBLIC?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately twenty-four (24) hours following publication as a reasonable waiting period before such information is deemed to be public.

C.	WHO IS AN INSIDER?

“Insiders” include officers, directors, employees and consultants of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors, employees and consultants of the Company should consider themselves insiders with respect to material, non-public information about business, activities and securities. Officers, directors, employees and consultants may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by members of an officer’s, director’s, employee’s or consultant’s household can be the responsibility of such officer, director, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

D.	TRADING BY PERSONS OTHER THAN INSIDERS

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.	PENALTIES FOR ENGAGING IN INSIDER TRADING

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•	SEC administrative sanctions;

•	Securities industry self-regulatory organization sanctions;

•	Civil injunctions;

•	Damage awards to private plaintiffs;

•	Disgorgement of all profits;

•	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;

•

Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;

•	Criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity);

•	Jail sentences of up to 20 years; and

•	Civil action from anyone who suffers pecuniary loss as a result of market misconduct.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

F.	PROHIBITION OF MARKET MISCONDUCT IN HONG KONG

Market misconducts prohibited by the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) include insider dealing, false trading, price rigging, stock market manipulation, disclosure of information about prohibited transactions, and disclosure of false and misleading information. Market misconducts may result in civil action or criminal prosecution, but a party in breach will not be penalized repeatedly for the same act.

Insider dealing provisions contained in the SFO (primarily Section 270 of the SFO) prohibit any person in connection with the company who is in possession of the relevant information from dealing in or procuring other persons to deal in the securities of the company. Further, these persons are prohibited from disclosing the relevant information to other persons who may trade in the securities of the company.

The relevant principles of insider dealing and inside information (as set out below) are largely similar to principles of non-public information (as set out above); please note that Baidu is not exempt from the market misconduct and insider dealing provisions of the SFO. For further details, please refer to the SFO and the Guidelines on Disclosure of Inside Information issued by the Securities and Futures Commission

Section 307A(1) of the SFO states that “inside information”, in relation to a listed corporation, means specific information that –

“(a) is about –

(i) the corporation;

(ii) a shareholder or officer of the corporation; or

(iii) the listed securities of the corporation or their derivatives; and

(b) is not generally known to the persons who are accustomed or would be likely to deal in the listed securities of the corporation but would if generally known to them be likely to materially affect the price of the listed securities.”

The three key elements in the concept of inside information are:–

(a) the information about the particular corporation must be specific;

(b) the information must not be generally known to that segment of the market which deals or which would likely deal in the corporation’s securities; and

(c) the information would, if so known, be likely to have a material effect on the price of the corporation’s securities.

“Insider dealing” is when any person connected with the company holds the relevant information (being inside information, as described above) in relation to the company deals in the listed securities or derivatives of the company (or in the listed securities or derivatives of a related corporation of the company) or counsels or procures another person to deal in such securities or derivatives, knowing or having reasonable cause to believe that such other persons will deal in them.

In particular, Sections 270 and 291 of the SFO set out certain occasions and offences of insider dealing. Insider dealing in relation to a listed corporation takes place when:

1.	Person with inside information deals in shares of a corporation with which he is connected – Sections 270(1)(a) and 291(1)

A person connected with the corporation has information which he knows is inside information in relation to that corporation and:

•	deals in the corporation’s listed securities or their derivatives or in those of a related corporation; or

•	counsels or procures another person to deal in such listed securities or derivatives, knowing or having reasonable cause to believe that the other person will deal in them.

2.	Bidder of take-over offer (being inside information) deals in shares of target – Sections 270(1)(b) and 291(2)

A person who is contemplating or has contemplated making, whether with or without another person, a take-over offer for the corporation and knows that the information that the offer is contemplated or is no longer contemplated is inside information:

•	deals in the corporation’s listed securities or their derivatives or in those of a related corporation otherwise than for the purpose of the take-over; or

•	counsels or procures another person to deal in such listed securities or derivatives otherwise than for the purpose of the take-over.

3.	Person connected with a corporation discloses inside information about that corporation – Sections 270(1)(c) and 291(3)

A person connected with a corporation has information which he knows is inside information in relation to the corporation and discloses the information, directly or indirectly, to another person, knowing or having reasonable cause to believe that the other person will use the information for the purpose of dealing, or of counselling or procuring another person to deal, in the listed securities of the corporation or their derivatives, or in the listed securities of a related corporation of the corporation or their derivatives.

4.	Bidder of take-over offer leaks take-over information – Sections 270(1)(d) and 291(4)

A person who is contemplating or has contemplated making, whether with or without another person, a take-over offer for a listed corporation and who knows that the information that the offer is contemplated or no longer contemplated is inside information, discloses the information, directly or indirectly, to another person, knowing or having reasonable cause to believe that the other person will use the information to deal, or to counsel or procure another person to deal, in the listed securities of the corporation or their derivatives, or in the listed securities of a related corporation of the corporation or their derivatives.

5.	Recipient of inside information from a person connected with a corporation deals in shares of that corporation – Sections 271(1)(e) and 291(5)

A person has information which he knows is inside information in relation to a listed corporation which he received, directly or indirectly, from a person whom he knows is connected with the corporation and whom he knows or has reasonable cause to believe held the information as a result of being connected with the corporation:

•	deals in the corporation’s listed securities or their derivatives or in those of a related corporation; or

•	counsels or procures another person to deal in such listed securities or derivatives.

6.	Recipient of inside information about a take-over from bidder deals in shares of the target – Sections 270(1)(f) and 291(6)

A person has received, directly or indirectly, from a person whom he knows or has reasonable cause to believe is contemplating or no longer contemplating making a take-over offer for the listed corporation, information to that effect which he knows is inside information in relation to the corporation and:

•	deals in the corporation’s listed securities or their derivatives or in those of a related corporation; or

•	counsels or procures another person to deal in such listed securities or derivatives.

7.	Person with inside information facilitates or discloses such information to facilitate dealing on an overseas market – Sections 270(2) and 291(7)

A person who knowingly has inside information in relation to a listed corporation in any of the circumstances set out in Section 270(1) and Sections 291(1)-(6) of the SFO and:

•

counsels or procures another person to deal in the corporation’s listed securities or their derivatives or in those of a related corporation, knowing or having reasonable cause to believe that the other person will deal in such listed securities or derivatives outside Hong Kong on an overseas stock market; or

•

discloses the inside information to another person knowing or having reasonable cause to believe that he or some other person will use the inside information to deal or counsel or procure another person to deal in the corporation’s listed securities or their derivatives or in those of a related corporation outside Hong Kong on an overseas stock market.

Section 279 of the SFO imposes a duty on all officers of a corporation to take reasonable measures to ensure that proper safeguards exist to prevent the corporation from acting in a way which would result in the corporation perpetrating any market misconduct. Under Section 258 of the SFO, where a corporation has been identified as having been engaged in market misconduct and the market misconduct is directly or indirectly attributable to a breach by any person as an officer of the corporation of the duty imposed on him under section 279, the Market Misconduct Tribunal of Hong Kong may make one or more of the orders in respect of that person even if that person has not been identified as having engaged in market misconduct himself.

G.	TRADING PLANS / SUSPENSION OF TRADING

Directors, officers and employees may elect to comply with the Statement by adopting a good faith “trading plan” pursuant to Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All trading plans must be approved by the General Counsel, who will retain a copy thereof. Plans will not be approved unless they contain the following provisions:

(i)	The plan must be written and signed.

(ii)	The person seeking to adopt the plan must state that, as of the date of the adoption of the plan, he or she is not aware of any material and non-public information.

(iii)

The plan must specify or set a formula for the amount of securities to be purchased or sold, the dates which the securities are to be purchased or sold, and the prices at which the securities are to be purchased or sold. For example, the plan may instruct the stockbroker to sell a specific number of securities at market prices, in each upcoming month or quarter. As set forth in Rule 10b5-1(c) of the Exchange Act, limit prices may be used.

(iv)	The person seeking to adopt the plan must acknowledge that he or she may not discuss with his or her stockbroker any material and non-public information regarding the Company and its securities.

(v)

The person seeking to adopt the plan must declare that he or she has not entered into, and will not enter into, any corresponding or hedging transaction or position with respect to the Company’s securities.

The Company recommends that a person seeking to adopt a plan consult an attorney prior to the adoption of a plan. The Company also recommends that plans contain termination and modification provisions. Any person adopting a trading plan must make the sales contemplated by the plan without alteration or deviation, and not make additional sales of the Company’s securities other than as set forth under the plan.

The Company reserves the right to bar all trades in its securities, even pursuant to existing trading plans, if the board of directors of the Company, in consultation with its legal counsel, determines that such a bar is in the best interests of the Company. The Company also reserves the right to reject any trading plan.

H.	MATERIAL NON-PUBLIC INFORMATION REGARDING OTHER COMPANIES

This Policy and the guidelines described herein also apply to material non-public information relating to other companies, including the Company’s customers, vendors and suppliers (“Business Partners”), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, the Company. Civil and criminal penalties, and discipline, including termination of employment for cause, may result from trading on material non-public information regarding the Company’s Business Partners. Each individual should treat material non-public information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

Approved by: The Board of Directors on August 5, 2021

CERTIFICATION OF COMPLIANCE

TO:	Compliance Officer

FROM:

RE:	STATEMENT OF POLICIES OF BAIDU, INC. GOVERNING MATERIAL, NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING (amended and restated effective , 2021)

I have received, reviewed, and understand the above-referenced Statement of Policies (the “Policy”) and hereby undertake, as a condition to my present and continued employment at or association with Baidu, Inc. (“Baidu”), to comply fully with the Policy.

I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with Baidu.

I agree to adhere to the Policy in the future.

Employee Signature:

Employee Name:

ID Card Number:

Title:

Date: